UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 28, 2014

Cardium Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33635	27-0075787
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11750 Sorrento Valley Rd., Suite 250, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 436-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2014, Cardium Therapeutics, Inc., a Delaware corporation (“Cardium” or the “Company”) entered into a collaboration and financing arrangement with Shanxi Taxus Pharmaceuticals Co., Ltd. (“Shanxi Taxus”), a strategic corporate investor based in China, pursuant to which the parties agreed to collaborate on the advancement of the Company’s product opportunities in China, and the investor’s product opportunities in the United States. The arrangement is reflected in two definitive agreements, each dated as of February 21, 2014, which were concluded and delivered on February 28, 2014, in connection with the first tranche of funding under the financing arrangement.

Under the terms of a Collaboration Agreement, Shanxi Taxus agreed to apply commercially reasonable efforts to assist Cardium to develop and refine a plan or plans pursuant to which Cardium products, particularly its Generx® and Excellagen® product opportunities, could be commercialized in China; and Cardium agreed that it will, upon request, apply commercially reasonable efforts to assist Shanxi Taxus to develop and refine a plan or plans pursuant to which Shanxi Taxus’ oncology-related products and product opportunities could be commercialized in the United States. In connection with the collaboration agreement, the Company’s name will be changed to Taxus Cardium Pharmaceuticals Group. In addition, the Company agreed that following the closing of $2.0 million in financing under the Stock Purchase Agreement (described below) it will increase the size of its board of directors by two members and appoint Mr. Jiayue Zhang, who is the Chairman of Shanxi Taxus, and an additional individual with U.S. corporate and financial experience to Cardium’s Board of Directors, and following the closing of $5.0 million of financing under the Stock Purchase Agreement, the Company will increase the size of its Board of Directors by one additional member and appoint a third individual designated by Shanxi Taxus to the Board of Directors.

Under the terms of a Stock Purchase Agreement, Shanxi Taxus agreed to purchase up to $5 million of shares of the Company’s unregistered common stock in multiple tranches, each at a 10% premium to the then-current trailing average market prices of the Company’s common stock at the time of each closing.

Cardium has closed the initial tranche of funding by selling 714,286 shares of common stock at $0.70 per share, based on a trailing average price. The purchase price for each subsequent tranche would be equal to one hundred ten percent (110%) of the then-current volume-weighted average price for sales of the Company’s common stock over the thirty (30) calendar day period prior to each closing. Additional shares would be placed during an exclusive financing period ending on June 30, 2014, in up to four additional tranches, as follows: Tranche 2, in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) would be placed on or around March 31, 2014; Tranche 3, in the amount of One Million Dollars ($1,000,000) would be placed on or around April 30, 2014, provided that if the purchaser elected to not proceed with the full amount of Tranche 3, it would provide notice of such election to the Company on or before April 15, 2014, following which election, the amount of Tranche 3 would be reduced to a minimum of Three Hundred Thousand Dollars ($300,000), and the exclusive financing period with the purchaser would be terminated as of April 30, 2014; Tranche 4, in the amount of One Million Dollars ($1,000,000) would be placed on or around May 30, 2014, provided that if the purchaser elected to not proceed with the full amount of Tranche 4, it would provide notice of such election to the Company on or before May 15, 2014, following which election, the amount of Tranche 4 would be reduced to a minimum of Three Hundred Thousand Dollars ($300,000), and the exclusive financing period would be terminated as of May 30, 2014; and Tranche 5, in the amount of One Million Dollars ($1,000,000) would be placed on or around June 30, 2014, provided that if the purchaser elected to not proceed with the full amount of Tranche 5, it would provide notice of such election to the Company on or before June 16, 2014, following which election, the amount of Tranche 5 would be reduced to a minimum of Three Hundred Thousand Dollars ($300,000).

The common stock purchased by the investor is unregistered but in the event that the Company files a registration statement for other shares of common stock after the exclusive financing period with the strategic investor ends, then the Company agreed to supplement such registration statement to provide “piggyback” registration rights for the shares purchased by the Shanxi Taxus. No warrants were or will be issued to the strategic investor in connection with the transaction.

On March 3, 2014, we issued a press release announcing the collaboration and securities purchase agreements. A copy of the press release is attached as Exhibit 99.1 hereto.

The foregoing description of the Collaboration Agreement and the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the exhibits hereto which are incorporated by reference.

Item 3.02. Unregistered Sale of Equity Securities.

The information from Item 1.01 above is incorporated by reference.

In connection with the Securities Purchase Agreement, the Company sold 714,286 shares of its common stock for an aggregate of $500,000 to Shanxi Taxus, a single accredited investor. In connection with the Securities Purchase Agreement the Company may sell up to an additional $4.5 million of shares to Shanxi Taxus, in additional tranches at a ten percent premium to prevailing market prices at the closing of each tranche. The shares were sold, and any additional shares will be sold, without registration pursuant to the exemption provided in Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Strategic Collaboration Agreement between Cardium Therapeutics, Inc. and Shanxi Taxus Pharmaceuticals Co., Ltd..

10.2	Securities Purchase Agreement between Cardium Therapeutics, Inc. and Shanxi Taxus Pharmaceuticals Co., Ltd..

99.1	Press release issued on March 3, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardium Therapeutics, Inc.

By:	/s/ Christopher J. Reinhard
Christopher J. Reinhard
Chief Executive Officer

Date: March 3, 2014